Exhibit 99.1

Media Contact:

Jill Simmons, Zillow

206-757-2701 or press@zillow.com

Zillow Completes Acquisition of RentJuice

Adds Professional Products and Services for Landlords, Property Managers and Rental Brokers

SEATTLE and SAN FRANCISCO – June 1, 2012 — Zillow, Inc. (NASDAQ: Z), the leading real estate information marketplace, today announced it has completed the acquisition of San Francisco-based RentJuice Corporation for approximately $40 million in cash. The planned acquisition was announced last month.

RentJuice® provides rental relationship management software for landlords, property managers and rental brokers to help them market their inventory to renters and manage client relationships. RentJuice currently serves more than one million rental units and its rental listings are syndicated to numerous websites, including Zillow®.

“We see a huge market opportunity in rentals. More than seventy percent of movers each year are renters and rental units turn over six times as frequently as homes for sale, yet the professional market is highly fragmented,” said Spencer Rascoff, Zillow CEO. “RentJuice’s marketing and productivity tools are an incredible resource for rental professionals and this acquisition is a valuable accelerant in building Zillow’s own rental marketplace. We are incredibly excited to officially welcome the entire RentJuice team to Zillow.”

RentJuice, which launched in 2009, will continue to operate from its San Francisco office. The company’s founder and CEO David Vivero has been named vice president of rentals at Zillow, reporting directly to Rascoff.

“Zillow is the unrivaled category leader and we’re excited to become part of the team that’s recognized as pioneering technology and innovation across the entire real estate industry,” said Vivero.

Rentals is Zillow’s newest home-related marketplace that represents a sizable and growing market in the United States with more than 93 million renters in 43.4 million rental units, according to the latest Census. Currently, more than six million renters already visit Zillow each month via mobile and the Web.

RentJuice is the third acquisition by Zillow. In spring 2011, the company acquired Postlets, a leading online real estate listing creation and distribution platform, and, in fall 2011, Zillow acquired Diverse Solutions, which helps real estate agents market their businesses and improve their personal websites. Each of these companies provides valuable services that support Zillow’s strategic expansion beyond a traditional media model to offer a suite of marketing and business services to local professionals.

About Zillow, Inc.

Zillow (NASDAQ: Z) is the leading real estate information marketplace, providing vital information about homes, real estate listings and mortgages through its mobile applications and websites, enabling homeowners, buyers, sellers and renters to connect with real estate, mortgage and rental professionals best suited to meet their needs. More than 32 million unique users visited Zillow’s websites and mobile applications in April 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Postlets®, Diverse Solutions™ and RentJuice®. The company is headquartered in Seattle.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012 Zillow.com, Zillow, Postlets and RentJuice are registered trademarks of Zillow, Inc. Diverse Solutions is a trademark of Zillow, Inc.

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